NOTE: This press release was reissued at 11:51 PM eastern time on February 24, 2011, to reflect revised computation of after-tax operating income (loss) per share.

Contact:	Liz Werner (Investment Community)	Mark Herr (News Media)
	(O): (212) 770-7074	(O): (212) 770-3505
(C): (718) 685-9348
AIG REPORTS FOURTH QUARTER NET INCOME OF $11.2 BILLION
          NEW YORK, February 24, 2011 — American International Group, Inc. (NYSE: AIG) today reported net income of $11.2 billion for the quarter ended December 31, 2010, and $7.8 billion for the full year 2010. Diluted earnings per share were $16.60 for the fourth quarter and $11.60 for the full year, compared with a loss of $18.53 for the third quarter of 2010, and losses of $65.51 and $90.48 for the fourth quarter and full year of 2009, respectively.
          Included in the 2010 fourth quarter results is a previously announced $4.2 billion net charge to strengthen Chartis loss reserves and gains of $17.6 billion from the sale of divested businesses, primarily from the proceeds of the AIA Group Limited (AIA) initial public offering and a gain of $4.1 billion from the sale of American Life Insurance Company (ALICO), included in discontinued operations. After-tax operating loss attributable to AIG was $2.2 billion for the quarter and $898 million for the full year.
          “We completed several key restructuring milestones in the quarter and we remain focused on long-term growth and building value at our ongoing insurance operations and other businesses,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “In 2010, we said we would realign AIG to grow our businesses and to ultimately repay the U.S. taxpayer. We remain extremely grateful to the taxpayers and have made significant progress since January 2010 towards independence from this support.
          “At Chartis, net premiums written remained healthy as we maintained price discipline. In the SunAmerica Financial Group businesses, profitability has held steady and investment performance was solid. SunAmerica’s new business production, customer retention rates, and revitalized distribution relationships speak to the resiliency of this franchise. At International Lease Finance Corporation, we are appropriately managing the fleet and the balance sheet, and United Guaranty Corporation saw first-lien delinquencies decline.
          “Our results for the quarter reflected the effects of our comprehensive review of Chartis reserves. As we disclosed earlier this month, we strengthened reserves related to AIG-specific and emerging industry loss trends, primarily in asbestos and workers’ compensation, among other lines. Our reserve review updated our estimated losses for all years, including the more recent accident years 2006 to 2009 — years to which approximately 50 percent of the reserve strengthening, excluding asbestos, applied. At Chartis, we continue to hold more statutory surplus than any commercial property-casualty insurance competitor in the U.S. market.
          Mr. Benmosche concluded, “In 2011, as we emerge from our restructuring, AIG will focus on growing our already strong businesses domestically and around the world, risk and capital management, strategic asset management, and cost savings throughout the organization.”
Fourth Quarter Highlights
•	Chartis operating loss of $4.0 billion for the quarter compares to a loss of $1.8 billion in the fourth quarter last year, reflecting reserve strengthening of $4.2 billion, net of $435
180 Maiden Lane • New York, NY 10038

million in discount and loss sensitive business premium adjustments, or 6.2 percent of Chartis’ total carried loss reserves of $68.1 billion at December 31, 2010. Approximately 80 percent of the total reserve charges were for asbestos, excess casualty, excess workers’ compensation, and primary workers’ compensation, four long-tail lines of business. Fourth quarter net premiums written increased 9.4 percent, reflecting the consolidation of Fuji Fire & Marine Insurance Company (Fuji). Excluding Fuji, worldwide net premiums written declined 3.3 percent due to challenging economic conditions impacting ratable exposures such as payrolls and cargo shipments, and a competitive property-casualty market.

•	SunAmerica Financial Group (SunAmerica) operating income of $1.0 billion was $43 million lower than the fourth quarter of 2009. Premiums, deposits, and other considerations totaled $4.9 billion, a six percent decrease from last year, primarily driven by lower sales of individual fixed annuities due to the low interest rate environment experienced in 2010. However, fourth quarter individual fixed annuity sales increased 21 percent over the third quarter.

•	Financial Services operating loss of $326 million before net realized gains (losses) compared to operating income of $468 million in the fourth quarter of 2009, resulting primarily from $742 million of impairment charges on certain aircraft at International Lease Finance Corporation (ILFC). Capital Markets reported operating income of $292 million in 2010, up from $154 million in the fourth quarter of 2009 as it continued de-risking initiatives.

•	AIG’s Other Operations saw operating income of $470 million for AIG’s Direct Investment business, reflecting significantly lower impairments on real estate investments, and operating income of $154 million at United Guaranty Corporation (UGC), reflecting continued improvement in market conditions, lower reported new delinquencies on first-lien products, a decline in claims and claim adjustment expenses, and the commutation of certain blocks of business, resulting in favorable prior year development.

•	AIG sold ALICO for $16.2 billion (including $7.2 billion in cash) and, in an initial public offering, sold 67 percent of its shares of AIA for approximately $20.5 billion. The net cash proceeds from these transactions have been used to repay the Federal Reserve Bank of New York (FRBNY). AIG recognized a $15.5 billion gain (net of tax) on these transactions.

•	AIG raised more than $5.5 billion of new, non-government debt through a debt offering, a contingent capital facility, and new bank facilities.

•	On January 14, 2011, AIG completed its recapitalization, which included repaying the FRBNY Credit Facility in full utilizing a portion of the proceeds from the AIA and ALICO transactions, partially repaying the government’s ownership interests in special purpose vehicles that hold interests in AIA and ALICO, and exchanging preferred stock held by the U.S. Department of the Treasury and the AIG Credit Facility Trust for AIG common stock.

•	AIG recorded a $1.1 billion expense for amortization of the prepaid commitment fee asset in the fourth quarter, including $705 million of accelerated amortization resulting from a $4.7 billion repayment and reduction in the maximum credit available under the FRBNY Credit Facility. AIG expects to record a net $3.3 billion pre-tax charge from extinguishment of debt in the first quarter of 2011, primarily representing the accelerated amortization of the remaining prepaid commitment fee asset related to the full repayment and termination of the FRBNY Credit Facility.

•	AIG incurred a tax expense of $4.8 billion in the quarter, primarily resulting from the gains related to ALICO, AIA, and the sale of the Otemachi Building in Japan.

•	Total equity was $113.2 billion at December 31, 2010, a $15.1 billion increase from $98.1 billion at December 31, 2009.
After-Tax Operating Income (Loss)
          During the fourth quarter of 2010, in light of the company’s significant divestiture and restructuring related activities, AIG revised its definition of after-tax operating income (loss) (formerly adjusted net income). AIG revised the definition in order to present and discuss its financial information in a manner most meaningful to financial statement users. AIG’s definition of after-tax operating income (loss) was revised to exclude income (loss) from divested businesses that did not qualify for discontinued operations accounting treatment, amortization of the FRBNY prepaid commitment fee asset, goodwill impairment charges arising from divestiture-related activities, the DAC offset associated with net realized capital gains (losses) for SunAmerica, and deferred income tax valuation allowance charges and releases.
          AIG believes that this revised measure of after-tax operating income (loss) permits a better assessment and enhanced understanding of the operating performance of its businesses by highlighting the results from ongoing operations and the underlying profitability of its businesses, without the distortive effects of the highly unusual events that have affected AIG since 2008. In addition, the DAC offset adjustment is a common adjustment for non-GAAP operating financial measures in the life insurance industry, and is a better measure of how AIG assesses the operating performance of SunAmerica’s operations. A reconciliation of fourth quarter net income (loss) attributable to AIG prepared in accordance with GAAP to after-tax operating income (loss) is as follows:
Fourth Quarter Results

			Per Diluted Share (1)
(in millions, except per share data)	2010	2009	2010	2009

Net income (loss) attributable to AIG	$11,176	$(8,873)	$16.60	$(65.51)

To compute after-tax operating income (loss), add losses and deduct gains (amounts are net of tax):
Net realized capital gains (losses)	317	(488)
SunAmerica DAC offset related to net realized capital gains (losses)	(152)	(34)
Net gain (loss) on sale of divested businesses (2)	13,506	(335)
Non-qualifying derivative hedging gains	52	181
FRBNY total amortization	(708)	(3,830)
Net income from divested businesses	259	298
Deferred income tax valuation allowance charge (3)	(1,902)	(2,376)
Net income (loss) from discontinued operations (4)	2,018	(952)

After-tax operating income (loss) attributable to AIG	$(2,214)	$(1,337)	$(15.99)	$(9.87)

(1)	Computed based on net income (loss) available to common shareholders after attribution of net income (loss) to Series C preferred shareholder in periods with net income.

(2)	Primarily represents gain from shares sold in the initial public offering of AIA.

(3)	Excludes the tax valuation allowance included in discontinued operations.

(4)	Discontinued operations consist of ALICO, Nan Shan, AIG Star, AIG Edison, and AGF.

Full Year 2010 Results

			Per Diluted Share (1)
(in millions, except per share data)	2010	2009	2010	2009

Net income (loss) attributable to AIG	$7,786	$(10,949)	$11.60	$(90.48)

To compute after-tax operating income (loss), add losses and deduct gains (amounts are net of tax):
Net realized capital gains (losses)	(860)	(4,082)
SunAmerica DAC offset related to net realized capital gains (losses)	(55)	70
Net gain (loss) on sale of divested businesses (2)	13,527	(1,263)
Non-qualifying derivative hedging gains	(27)	1,114
FRBNY total amortization	(2,255)	(5,433)
Net income from divested businesses	1,657	1,484
Deferred income tax valuation allowance charge (3)	(1,517)	(2,227)
Goodwill impairments	—	(264)
Bargain purchase gain	332	—
Net income (loss) from discontinued operations (4)	(2,118)	433

After-tax operating income (loss) attributable to AIG	$(898)	$(781)	$(6.57)	$(15.35)

(1)	Computed based on net income (loss) available to common shareholders after attribution of net income (loss) to Series C preferred shareholder in periods with net income.

(2)	Primarily represents gain from shares sold in the initial public offering of AIA.

(3)	Excludes the tax valuation allowance included in discontinued operations.

(4)	Discontinued operations consist of ALICO, Nan Shan, AIG Star, AIG Edison, and AGF.
CHARTIS
          Chartis reported a fourth quarter operating loss of $4.0 billion, due to reserve additions net of discount and loss sensitive premium adjustments of $4.2 billion, compared to a loss of $1.8 billion in the fourth quarter of 2009. Excluding reserve strengthening, fourth quarter 2010 operating income was relatively flat year over year. Partially offsetting the reserve action was a $346 million improvement in net investment income driven by higher partnership returns.
          Fourth quarter 2010 worldwide net premiums written of $7.6 billion increased 9.4 percent compared to the same period last year. Excluding Fuji, worldwide net premiums written declined 3.3 percent due to challenging economic conditions impacting ratable exposures and a competitive property casualty market. Over the past several years, Chartis has strategically sought to reduce writings in the more capital-intensive classes of its commercial business while increasing writings in higher-margin, less volatile segments such as its specialty commercial and consumer businesses, and remains price-disciplined where market rates are unsatisfactory.
          The fourth quarter 2010 combined ratio was 160.5, including 49.2 points from reserve strengthening, compared to 132.5 in the fourth quarter of 2009. The full year 2010 current accident year combined ratio, excluding catastrophe losses, was 100.3, compared to 99.3 in the prior year period.

SUNAMERICA FINANCIAL GROUP
          SunAmerica reported fourth quarter operating income of $1.0 billion, compared to operating income of $1.1 billion in 2009.
          Assets under management of $248.5 billion at the end of the fourth quarter increased eight percent compared to $231.0 billion at the end of 2009. Unrealized gains totaled $3.3 billion at year-end 2010 compared to a loss position at the end of last year.
          Premiums, deposits, and other considerations totaled $4.9 billion, a six percent decrease from last year, primarily driven by lower sales of individual fixed annuities due to the low interest rate environment experienced in 2010. However, fourth quarter individual fixed annuity sales increased 21 percent over the third quarter. Individual variable annuity sales showed dramatic improvement, increasing by 164 percent over the fourth quarter of last year, due to competitive product enhancements, reinstatements at a number of key broker-dealers, and increased wholesaler productivity. Life insurance sales grew 19 percent over the fourth quarter of last year as efforts to re-engage independent distribution and improve productivity of the career agency force are producing results. Surrender and lapse rates have generally returned to normal levels.
FINANCIAL SERVICES
          Financial Services reported a fourth quarter operating loss of $326 million, compared to operating income of $468 million in the fourth quarter of 2009.
          ILFC reported a fourth quarter operating loss of $606 million, compared to operating income of $344 million in the fourth quarter of 2009. During the fourth quarter of 2010, new engine options were announced by one of the aircraft manufacturers that promise significant improvements in fuel economy and/or payload capacity. ILFC management expects that this announcement may reduce the demand for certain aircraft in its fleet, and, as a result, recorded impairment charges of $602 million to its leased fleet. Additionally, ILFC recorded asset impairment charges of $83 million on certain aircraft in its fleet, reflecting management’s outlook related to lower future estimated lease rates for these aircraft, $7 million related to aircraft sales, and $50 million related to potential aircraft sales. ILFC also incurred increased interest expense driven by higher composite borrowing rates, and an increase in the provision for overhauls to reflect an increase in future reimbursements and an increase in the number of leases with overhaul provisions. At December 31, 2010, ILFC had committed to purchase 115 new aircraft deliverable from 2011 through 2019, at an estimated aggregate purchase price of $13.5 billion.
          Capital Markets, which continues to wind down its portfolios, reported fourth quarter operating income of $292 million, compared to operating income of $154 million in the fourth quarter of 2009. The favorable results were driven primarily by the net effect of changes in credit spreads on the valuation of derivatives. Capital Markets also reported unrealized market valuation gains related to its super senior credit default swap portfolio of $166 million and $275 million in the fourth quarter of 2010 and 2009, respectively.
Status of unwinding AIGFP portfolios:
•	The notional amount of the AIGFP derivative portfolio fell 62 percent from $940.7 billion at December 31, 2009, to $352.8 billion at December 31, 2010, including $11.5 billion of intercompany derivatives and $59.9 billion of super senior credit default swap contracts at December 31, 2010.

•	The number of outstanding trade positions fell by approximately 12,200, or 76 percent, from approximately 16,100 at December 31, 2009, to approximately 3,900 at December 31, 2010. The December 31, 2010, trade count excludes approximately 4,800 trade positions that are non-derivative asset and liability positions whose management was transferred to the Direct Investment business of AIG.

•	Net collateral posted in connection with the AIGFP portfolio and the Direct Investment business declined from $15.9 billion at December 31, 2009, to $10.8 billion at December 31, 2010.
OTHER OPERATIONS
          United Guaranty Corporation, AIG’s mortgage guaranty insurer, reported operating income of $154 million for the fourth quarter of 2010, compared to a loss of $241 million in the same period in 2009. The improvement reflects continued improvement in market conditions, lower levels of newly reported delinquencies in first-lien products, a decline in claims and claim adjustment expenses, and commutations of certain blocks of business, resulting in favorable prior year loss development.
          UGC has implemented innovative pricing and risk management tools to evaluate residential mortgage risk and is focused on insuring high credit quality, high ROE first-lien residential mortgages in the United States. UGC also maintains an international presence in Asia and has ceased accepting new risk in the second-lien and private student loan businesses.
          AIG’s Direct Investment business had fourth quarter operating income of $470 million before net realized capital gains (losses) compared to an operating loss of $18 million in the fourth quarter of 2009, primarily driven by significantly lower impairments on real estate investments, representing a stabilization in the investment portfolio as management executes its divestment plan. Partially offsetting these improvements were net mark-to-market losses on the non-derivative assets and liabilities due to the effect of the narrowing of AIG’s credit spread and liability values that are accounted for under the fair value option.
          Interest expense and amortization on the FRBNY Credit Facility was $1.2 billion in the fourth quarter, reflecting lower amortization of the prepaid commitment asset compared to the same period in 2009.
          The fair value of AIG’s interest in Maiden Lane III increased $382 million during the fourth quarter compared to an increase of $196 million in the fourth quarter of 2009.
          Unallocated corporate expenses of $181 million in the quarter were down from $602 million in the fourth quarter of 2009, primarily reflecting lower litigation reserves and other operating expenses.
PROGRESS ON AIG STABILIZATION AND REPAYMENT OF OBLIGATIONS
     Since September 2008, AIG has been working to protect and enhance the value of its key businesses, execute an orderly asset disposition plan, and position itself for the future. AIG completed or initiated the following:
•	Recapitalization — On January 14, 2011, AIG completed the series of recapitalization transactions described earlier in this press release. AIG expects to take a $3.3 billion charge in the first quarter of 2011, primarily representing the accelerated amortization of the prepaid commitment fee asset.

•	Nan Shan — On January 12, 2011, AIG announced an agreement to sell its 97.57 percent interest in Nan Shan Life Insurance Company, Ltd. to Taiwan-based Ruen Chen

Investment Holding Co., Ltd. for $2.16 billion in cash.

•	AIG and Chartis Credit Facilities — On December 23, 2010, AIG announced it had entered into 364-day and three-year bank credit facilities totaling $3 billion split evenly between the two, and that Chartis had entered into a 364-day $1.3 billion letter of credit facility.

•	ILFC capital raise — On December 7, 2010, ILFC raised $1 billion of senior debt. On January 31, 2011, ILFC entered into an unsecured $2 billion three-year revolving credit facility.

•	AIG debt offering — On November 30, 2010, AIG issued $2.0 billion in senior debt in its first bond sale since the summer of 2008, and, on December 8, 2010, AIG established a $500 million contingent liquidity facility.

•	American General Finance — On November 30, 2010, Fortress acquired 80 percent of American General Finance Inc. (AGF) from AIG. AIG retained a 20 percent interest in the AGF business.

•	Exchange of Equity Units — On November 24, 2010, AIG exchanged 49,474,600 of its Equity Units, representing $3.7 billion of junior subordinated debt outstanding, for 4,881,667 shares of AIG common stock plus $162 million in cash.

•	ALICO sale — On November 1, 2010, the sale of ALICO to MetLife was completed for total consideration of approximately $16.2 billion ($7.2 billion in cash and the remainder in securities of MetLife).

•	AIA IPO — On October 29, 2010, AIG sold, in an initial public offering, 8.08 billion ordinary shares (or 67 percent) of AIA for approximately $20.5 billion.

•	Star and Edison Life Companies Sale Agreement — On September 30, 2010, AIG announced its agreement to sell its Japan-based life insurance subsidiaries, AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company, to Prudential Financial, Inc., for $4.8 billion, consisting of $4.2 billion in cash and $0.6 billion in the assumption of third-party debt. AIG completed the sale on February 1, 2011.
Conference Call
          AIG will host a conference call tomorrow, February 25, 2011, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at http://www.aig.com. A replay will be available after the call at the same location.
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          Additional supplementary financial data is available in the Investor Information section at www.aig.com.
          It should be noted that the conference call, the earnings release and the financial supplement may include projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things: the timing of the disposition of the ownership position of the Treasury Department in AIG; the timing and method of repayment of the preferred interests held by the Treasury Department; AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets; AIG’s credit exposures to state and municipal bond issuers; AIG’s strategy for risk management; AIG’s ability to retain and motivate its employees; and AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include: actions by credit rating agencies, changes in market conditions, the occurrence of catastrophic events, significant legal proceedings, concentrations in AIG’s investment portfolios, including its municipal bond portfolio, judgments concerning casualty insurance underwriting and reserves, judgments concerning the recognition of deferred tax assets; and such other factors as discussed throughout Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2010. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
          American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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Comment on Regulation G
          This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the fourth quarter 2010 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.
          Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of the effect of tax benefits not obtained for losses incurred, results from divested businesses, discontinued operations, amortization of the FRBNY commitment fee asset, the recognition of other-than-temporary impairments, restructuring-related activities, conversion of the Series C, E and F Preferred Stock, realized capital gains (losses), net of SunAmerica DAC offset, partnership income, other enhancements to income, the effect of non-qualifying derivative hedging activities, the effect of goodwill impairments, credit valuation adjustments, unrealized market valuation gains (losses), the effect of catastrophe-related losses and prior year loss development, asbestos losses, foreign exchange rates, deferred income tax valuation allowance charges, and the bargain purchase gain on the Fuji acquisition.
          In all such instances, AIG believes that excluding these items permits investors to better assess the performance of AIG’s underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts and more meaningful than the GAAP presentation.
          Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
          AIG believes it should present and discuss its financial information in a manner most meaningful to its financial statement users. Underwriting profit (loss) is utilized to report results for Chartis operations. Operating income (loss), which is before net realized capital gains (losses) and related DAC and sales inducement asset (SIA) amortization and goodwill impairment charges, is utilized to report results for SunAmerica Financial Group (SunAmerica) operations. Results from discontinued operations and net gains (losses) on sales of divested businesses are excluded from these measures. AIG believes that these measures allow for a better assessment and enhanced understanding of the operating performance of each business by highlighting the results from ongoing operations and the underlying profitability of its businesses. When such measures are disclosed, reconciliations to GAAP pre-tax income are provided.
          Life and retirement services production (premiums, deposits and other considerations) is a non-GAAP measure which includes life insurance premiums, deposits on annuity contracts and mutual funds. AIG uses this measure because it is a standard measure of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG’s insurance competitors.
          During the fourth quarter of 2010, in light of the company’s significant divestiture and restructuring related activities, AIG revised its definition of after-tax operating income (loss) (formerly adjusted net income). AIG revised the definition in order to present and discuss its financial information in a manner most meaningful to financial statement users. AIG’s definition of after-tax operating income (loss) was revised to exclude income (loss) from divested businesses that did not qualify for discontinued operations accounting treatment, amortization of the FRBNY prepaid commitment fee asset, goodwill impairment charges arising from divestiture-related activities, the DAC offset associated with net realized capital gains (losses) for SunAmerica, and deferred income tax valuation allowance charges and releases.
          AIG believes that this revised measure of after-tax operating income (loss) permits a better assessment and enhanced understanding of the operating performance of its businesses by highlighting the results from ongoing operations and the underlying profitability of its businesses, without the distortive effects of the highly unusual events that have affected AIG since 2008. In addition, the DAC offset adjustment is a common adjustment for non-GAAP operating financial measures in the life insurance industry, and is a better measure of how AIG assesses the operating performance of SunAmerica’s operations.
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American International Group, Inc.
Financial Highlights*
(in millions, except share data)

	Three Months Ended Dec. 31,			Twelve Months Ended Dec. 31,
			% Inc.			% Inc.
	2010	2009 (a)	(Dec.)	2010	2009 (a)	(Dec.)

Chartis Insurance Operations:
Net Premiums Written	$7,578	$6,929	9.4%	$31,612	$30,653	3.1%

Net Premiums Earned	8,550	8,030	6.5	32,521	32,261	0.8
Claims and claims adjustment expenses incurred	10,724	7,940	35.1	27,867	25,362	9.9
Underwriting expenses	3,001	2,696	11.3	10,114	9,497	6.5

Underwriting profit (loss)	(5,175)	(2,606)	—	(5,460)	(2,598)	—
Net Investment Income	1,201	855	40.5	4,392	3,292	33.4

Income (loss) before Net Realized Capital Gains (Losses) and Bargain Purchase
Gain and Gain on sale of properties	(3,974)	(1,751)	—	(1,068)	694	—
Net Realized Capital Gains (Losses) (b)	(37)	152	—	(49)	(530)	—
Bargain Purchase Gain (c)	—	—	—	332	—	—
Gain on sale of properties (c)	669	—	—	669	—	—

Pre-tax Income (Loss)	(3,342)	(1,599)	—	(116)	164	—

Loss Ratio	125.4	98.9		85.7	78.6
Expense Ratio	35.1	33.6		31.1	29.4

Combined Ratio	160.5	132.5		116.8	108.0

SunAmerica Financial Group Operations:
Premiums and Other Considerations	1,332	1,279	4.1	5,230	5,327	(1.8)
Deposits and other considerations not included in revenues under GAAP	3,611	3,996	(9.6)	13,856	13,388	3.5

Premiums, deposits and other considerations	4,943	5,275	(6.3)	19,086	18,715	2.0
Net Investment Income	2,777	2,663	4.3	10,768	9,553	12.7
Income before Net Realized Capital Gains (Losses) and related Amortization	1,043	1,086	(4.0)	4,048	2,308	75.4
Amortization (benefit) of DAC, VOBA, and SIA related to net realized capital gains (losses)	(235)	(52)	—	(85)	108	—
Goodwill	—	—	—	—	(81)	—
Net Realized Capital Gains (Losses) (b)	491	(364)	—	(1,251)	(3,514)	—

Pre-tax Income (Loss)	1,299	670	93.9	2,712	(1,179)	—

Financial Services Operations:
Pre-tax Operating Income (Loss) excluding Non-qualifying Derivative
Hedging Activities and Net Realized Capital Gains (Losses)	(326)	468	—	(553)	1,907	—
Non-qualifying Derivative Hedging Activities (b)	—	—	—	—	3	—
Net Realized Capital Gains (Losses) (b)	(43)	6	—	(83)	96	—

Pre-tax Income (Loss)	(369)	474	—	(636)	2,006	—

Other before Net Realized Capital Gains (Losses), and Net Gain on Sale of Divested Businesses and Consolidation and Elimination Adjustments	16,301	(7,010)	—	14,854	(14,373)	—
Other Net Realized Capital Gains (Losses) (b)	757	264	—	856	(81)	—
Consolidation and Elimination Adjustments (b) (d)	(158)	(864)	—	266	(844)	—

Income (Loss) from Continuing Operations before Income Tax Expense (Benefit)	14,488	(8,065)	—	17,936	(14,307)	—
Income Tax Expense (Benefit)	4,815	21	—	5,859	(1,489)	—

Net Income (Loss) from Continuing Operations	9,673	(8,086)	—	12,077	(12,818)	—
Net Income (Loss) from Discontinued Operations, net of tax	2,037	(924)	—	(2,064)	505	—

Net Income (Loss)	11,710	(9,010)	—	10,013	(12,313)	—
Less:
Net Income (Loss) from Continuing Operations Attributable to Noncontrolling Interests:
Noncontrolling Nonvoting, Callable, Junior and Senior Preferred
Interests Held by Federal Reserve Bank of New York	403	140	—	1,818	140	—
Other	112	(305)	—	355	(1,576)	—

Total Income (Loss) from Continuing Operations Attributable to Noncontrolling Interests:	515	(165)	—	2,173	(1,436)	—
Income from Discontinued Operations Attributable to Noncontrolling interests	19	28	(32.1)	54	72	(25.0)

Total net income (loss) attributable to noncontrolling interests	534	(137)	—	2,227	(1,364)	—

Net Income (Loss) Attributable to AIG	11,176	(8,873)	—	7,786	(10,949)	—

Net Income (Loss) Attributable to AIG Common Shareholders	$2,297	$(8,874)	—	$1,583	$(12,244)	—

Financial Highlights -continued

	Three Months Ended Dec. 31,			Twelve Months Ended Dec. 31,
		2009	% Inc.		2009	% Inc.
	2010	(a)	(Dec.)	2010	(a)	(Dec.)
Net Income (Loss) Attributable to AIG	$11,176	$(8,873)	—%	$7,786	$(10,949)	—%
Income (Loss) from Discontinued Operations Attributable to AIG, net of tax	2,018	(952)	—	(2,118)	433	—
Net Gain (Loss) on Sale of Divested Businesses, net of tax	13,506	(335)	—	13,527	(1,263)	—
Net Income from Divested Businesses, net of tax	259	298	(13.1)	1,657	1,484	11.7
Deferred Income Tax Valuation allowance (charge) / release	(1,902)	(2,376)	—	(1,517)	(2,227)	—
Amortization of FRBNY prepaid commitment fee asset, net of tax	(708)	(3,830)	—	(2,255)	(5,433)	—
Net Realized Capital Gains (Losses)	317	(488)	—	(860)	(4,082)	—
SunAmerica DAC offset related to Net Realized Capital Gains(Losses)	(152)	(34)	—	(55)	70	—
Goodwill impairments	—	—	—	—	(264)	—
Non-qualifying Derivative Hedging Gains (Losses) , net of tax	52	181	(71.3)	(27)	1,114	—
Bargain Purchase Gain	—	—	—	332	—	—

After-Tax Operating Income (Loss) Attributable to AIG	$(2,214)	$(1,337)	—	$(898)	$(781)	—

Income (Loss) Per Common Share — Diluted:
Net Income (Loss) Attributable to AIG Common Shareholders	$16.60	$(65.51)	—	$11.60	$(90.48)	—

Adjusted Net Loss Attributable to AIG Common Shareholders	$(15.99)	$(9.87)	—	$(6.57)	$(15.35)	—

Book Value Per Common Share on AIG Shareholders’ Equity (e)				$607.41	$516.94	17.5
Pro forma Book Value Per Common Share on AIG Shareholders’ Equity (f)				$46.80	$42.11	11.1

Weighted Average Common Shares Outstanding — Diluted	138.4	135.4		136.6	135.3
Financial Highlights — Notes

*	Including reconciliation in accordance with Regulation G.

(a)	Certain amounts have been reclassified in 2009 to conform to the 2010 presentation.

(b)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.

(c)	Represents a bargain purchase gain related to the purchase of additional voting shares of Fuji and the gain on sale of divested assets realized on the sale of an office building in Japan.

(d)	Includes income (loss) from certain AIG managed partnerships, private equity and real estate funds that are consolidated. Such income (loss) is offset in net income (loss) from continuing operations attributable to noncontrolling interests, which is not a component of income (loss) from continuing operations.

(e)	Represents total AIG shareholders’ equity divided by common shares issued and outstanding.

(f)	Pro-forma book value per common share computed giving effect to the Recapitalization.